Exhibit 99.(i)

One Bush Street Suite 1600 San Francisco, CA 94104-4446 +1 415 262 4500 Main +1 415 262 4555 Fax www.dechert.com

September 28, 2022

Bragg Capital Trust

11601 Wilshire Blvd., Ste. 1200

Los Angeles, California 90025

Re:	Bragg Capital Trust (the “Registrant”)

(File Nos. 333-85850 and 811-21073)

Ladies and Gentleman:

We hereby consent to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information of the Registrant, comprising a part of Post-Effective Amendment No. 38 to the Registrant’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”). We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Dechert LLP

Dechert LLP